AlphaProTech LTD.

December 30, 1996


                              Re: Escrow Shares
Dear

The undersigned is one of the shareholders of the Company whose shares arc held in escrow (the "Escrow Shares") pursuant to an escrow agreement made in June, 1989 between the National Trust Company, the Company and certain other shareholders of the Company (the Escrow Agreement).

I have been advised that on December 30, 1996 the Board of Directors of the Company authorized the issuance of 2,475,000 shares of its Common Stock in exchange for all rights to the 2,475,000 shares of Company Common Stock which are subject to the Escrow Agreement.

Accordingly, I acknowledge receipt of the number of shares of the Company's Common Stock set forth below in exchange for a like amount of my Escrow Shares and this constitutes my agreement to hereby relinquish all right, title and interest of any kind whatsoever that I may have or ever had in the Escrow Shares. Further, I agree to request the escrow agent to return the Escrow Shares to the Company for cancellation. I further agree that the Company may treat the Escrow Shares as cancelled (whether or not the escrow agent complies with my request that the escrow agent return the Escrow Shares to the Company for cancellation), and also agree that effective as of December 30, 1996, the Company is the only person or entity who has any beneficial interest in the Escrow Shares.


Very truly yours,


________________________________           ________________________________
                                           Number of Shares


Agreed to and accepted
as of December 30, 1996

ALPHA PRO TECH, LTD.